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SHAREHOLDER VOTING RESULTS: (UNAUDITED)

A special meeting of the shareholders of the Core Equity Fund and Money Market Fund was held on
April 16, 2000 at which shareholders approved changes in the management fee schedules for each fund;
These changes became effective October 1, 2000.  The voting results were as follows:

Core Equity Fund

Proposal to approve an Amendment to the Management Agreement between Allmerica Financial
Investment Management Services, Inc. and Allmerica Investment Trust relating to the Core Equity Fund.
                                Shares          Shares          Shares
                                For             Against         Abstaining      Total
Number of Votes Cast:           243,388,579     65,370,207      16,826,886      325,585,672
Percentage of Votes Cast:       74.75%          20.08%           5.17%          100.00%
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Money Market Fund

Proposal to approve an Amendment to the Management Agreement between Allmerica Financial
Investment Management Services, Inc. and Allmerica Investment Trust relating to the Money Market Fund.
                                Shares          Shares          Shares
                                For             Against         Abstaining      Total
Number of Votes Cast:           323,935,514     75,990,241      25,452,819      425,378,574
Percentage of Votes Cast:       76.16%          17.86%           5.98%          100.00%

ALLMERICA INVESTMENT TRUST
OTHER INFORMATION
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